Exhibit 35.4

COMPLIANCE CERTIFICATE

BANCTEC, INC.

DISCOVER CARD MASTER TRUST I

The undersigned, a duly authorized representative of BancTec, Inc. (“BancTec”), pursuant to Services Agreement, dated as of September 30, 2008 (as amended, restated, supplement or otherwise modified as of the date hereof, the “Services Agreement”) by and between DFS Services LLC (“DFS”) and BancTec, Inc. (“BancTec”), hereby certifies that:

(a) a review of the activities of BancTec, during the period from December 1, 2009 to November 30, 2010, and of its performance under the Services Agreement was made under my supervision; and

(b) to the best of my knowledge, based on such review, BancTec has fulfilled all its obligations in all material respects under the Services Agreement throughout the period from December 1, 2009 to November 30, 2010.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 15th day of February, 2011.

By:	/s/ Maria L. Allen
Maria L. Allen
Sr. Vice President and President, North American Operations